Exhibit 15.3

KPMG Al Fozan & Al Sadhan KPMG Tower Salahudeen Al Ayoubi Road P O Box 92876 Riyadh 11663 Kingdom of Saudi Arabia	Telephone +966 11 874 8500 Fax +966 11 874 8600 Internet www.kpmg.com.sa License No. 46/11/323 issued 11/3/1992

KPMG Al Fozan & Al Sadhan KPMG Tower Salahudeen Al Ayoubi Road P O Box 92876 Riyadh 11663 Kingdom of Saudi Arabia

Consent of Independent Accountants

We consent to the incorporation by reference in registration statements (333-74703, 333-81400, 333-84044, 333-127660, 333-128619, 333-128621, 333-140798, 333-145751, and 333-149577 on Form S-8, and 333-179685 and 333-179685-01 on Form F-3) of our report dated September 18, 2014, with respect to the consolidated statement of financial position of Saudi Hollandi Bank (a Saudi Joint Stock Company) as of December 31, 2013, and the related consolidated income statement, consolidated statements of comprehensive income and cash flows for the year then ended, which appears in  Amendment No.1 to the Annual Report on Form 20-F of RBS Holdings N.V. for the year ended December 31, 2013.

For KPMG Al Fozan & Al Sadhan

/s/ Abdullah H. Al Fozan Abdullah H. Al Fozan Certified Public Accountant License No. 348 Date: 30 December 2014

KPMG Al Fozan & Al Sadhan, a partnership registered in Saudi Arabia and a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative (“KPMG International”), a Swiss entity.